Silver Bay Realty Trust Corp. Increases Its Share Repurchase Program

NEW YORK, November 25, 2014 - Silver Bay Realty Trust Corp. (NYSE: SBY), today announced that its Board of Directors has authorized the company to increase the size of its previously authorized share repurchase program by an additional 2,500,000 shares. The shares are expected to be repurchased from time to time through privately negotiated transactions or open market transactions, including pursuant to a trading plan in accordance with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended, or by any combination of such methods. The manner, price, number, method and timing of share repurchases will be subject a variety of factors, including market conditions, other corporate considerations, and applicable U.S. Securities and Exchange Commission rules.

As of September 30, 2014, the company had 37,729,082 shares of common stock and 2,231,511 common units of the company’s operating partnership issued and outstanding.

Silver Bay Realty Trust Corp.
Silver Bay Realty Trust Corp. is a Maryland corporation focused on the acquisition, renovation, leasing and management of single-family properties for rental income and long-term capital appreciation. Silver Bay owns single-family properties in Arizona, California, Florida, Georgia, Nevada, North Carolina, Ohio and Texas. Silver Bay has elected to be taxed as a REIT for U.S. federal tax purposes. Additional information can also be found on the company’s website: www.silverbayrealtytrustcorp.com.

Additional Information
Stockholders of Silver Bay, and other interested persons, may find additional information regarding the company at the SEC's website at www.sec.gov or by directing requests to: Silver Bay Realty Trust Corp., Attn: Investor Relations, 3300 Fernbrook Lane North, Suite 210, Plymouth, MN 55447, telephone (952) 358-4400.

Contact
Anh Huynh, Director of Investor Relations, Silver Bay Realty Trust Corp., ahuynh@silverbaymgmt.com, (952) 358-4400.